Exhibit 99.1

Viveve Reports Full Year 2020 Financial Results and Provides Corporate Update

Company continuing to advance its U.S. pivotal PURSUIT trial in stress urinary incontinence

Conference call to be hosted by Company at 5:00 PM ET today

Englewood, CO – March 18, 2021 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today reported financial results for the year ended December 31, 2020. The Company will provide a corporate update on its scheduled conference call at 5:00 PM ET today.

“I am extremely pleased with the achievements of the Viveve team throughout 2020, especially in the midst of the global COVID-19 pandemic. We continued our momentum while implementing strategic steps to realign our organization and reduce costs as we navigated through a range of health, safety, and business challenges,” said Scott Durbin, Viveve’s chief executive officer. “Concurrently, we successfully repositioned our focus to advance our program in the treatment of stress urinary incontinence (SUI), which we believe represents a multi-billion-dollar commercial opportunity for our dual-energy platform technology. Today, we continue to focus our commercial efforts on the U.S. and Asia Pacific region while we advance our pivotal U.S. SUI trial.”

In conclusion, Mr. Durbin stated, “Pending positive PURSUIT trial results in mid-2022 and subsequent FDA approval, our non-invasive SUI treatment has the potential to treat an estimated 25-30 million women in the U.S. who suffer from SUI.”

2020 and Recent Business Highlights

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Realigned organization and executed cost-saving measures: In response to the COVID-19 crisis and to focus efforts to advance the SUI clinical development program, the Company strategically realigned the organization and implemented cost-reduction measures to increase operational and commercial efficiency and successfully reduce cash burn rate.

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Completed preclinical and three-arm feasibility studies in SUI: The positive results from these studies validated the new inert sham tip and demonstrated meaningful clinical separation between energy-based arms and new inert sham, allowing us to proceed with the pivotal U.S. PURSUIT trial.

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Formed preeminent Clinical Advisory Board in urinary incontinence: Recruited group of urology and urogynecology experts to help guide the PURSUIT study trial design and advance the Company’s SUI development strategy.

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Received FDA approval to conduct U.S. pivotal PURSUIT trial: Strengthened study design by increasing size to 390 subjects across 30 investigator sites with enhanced patient selection criteria, which improves the study’s power to support assessment of the primary efficacy endpoint.

■	Expanded intellectual property portfolio in SUI: U.S. Method Patent for SUI issued strengthening the Company’s robust patent estate.
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Increased commercial availability of next generation 2.0 platform: Regulatory clearances achieved in Taiwan, Thailand, and Canada expand the availability of the 2.0 system and consumable treatment tips.

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Expanded manufacturing capacity of consumable treatment tips: FDA 510(k) approval to expand treatment tip manufacturing reduces manufacturing costs and strengthens supply chain to support increases in consumable treatment tip demand and utilization.

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Completed upsized financing to support operations through end of 2022: Successful closing of the upsized $27.6 million offering supports the Company’s operations through end of 2022, including completion of the U.S. pivotal PURSUIT trial in SUI.

Full Year 2020 Financial Results

Total revenue for 2020 was approximately $5.5 million and included sales of 31 Systems and approximately 8,900 disposable treatment tips sold globally. Revenue for 2019 included sales of 55 Systems and approximately 7,850 disposable treatment tips sold globally. The decrease in revenue was primarily due to lower sales volume of Systems placed due to the negative global impact of the coronavirus pandemic on business operations and healthcare practices and physician customers. Under the Company’s subscription program, we placed 29 Viveve Systems in the U.S. market in 2020; however, these new placements were offset by the negative impact of the COVID-19 crisis on our sales activity in the period.

Gross profit for 2020 was approximately $0.3 million, or 5% of revenue, compared to gross profit of approximately $1.0 million, or 15% of revenue for 2019. The decrease in gross profit was primarily due to the lower volume of Systems sold in 2020 during the ongoing COVID-19 crisis.

Total operating expenses for 2020 were approximately $18.8 million compared to $31.7 million for 2019. The decrease is the result of the Company’s strategic organizational realignment to focus efforts to advance our SUI clinical development program and operational measures to lower costs and reduce cash burn in response to the current economic conditions caused by the COVID-19 crisis.

Spending on research and development for 2020 was approximately $5.1 million compared to approximately $8.6 million in 2019. The decrease in R&D spending was primarily due to higher costs in 2019 associated with engineering and development work related to product line improvements and expansion efforts of the 2.0 System and disposable treatment tips and reduced spending in 2020 as a result of the current economic conditions associated with COVID-19.

Selling, general and administrative expenses during 2020 were approximately $13.7 million compared to approximately $22.4 million in 2019. The decrease in SG&A spending in 2020 was primarily due to reduced spending as a result of the cost reduction efforts in connection with the Company’s strategic organizational realignment and current economic conditions related to COVID-19.

Net loss attributable to common stockholders for 2020 was approximately $26.1 million, or a net loss of $16.56 per share of common stock based on 1,573,528 weighted average shares outstanding during the period, compared with a net loss of approximately $42.9 million, or a net loss of $343.84 per share of common stock for 2019 based on 124,784 weighted average shares outstanding during the period (adjusted for the Company’s 1-for-10 reverse stock split in December 2020).

Cash and cash equivalents were $6.5 million as of December 31, 2020, compared to $13.3 million as of December 31, 2019. On a pro forma basis, cash and cash equivalents as of December 31, 2020, including the estimated net proceeds of $25.2 million from the Company’s January 2021 financing, is approximately $31.7 million.

Conference Call Information

Viveve will host a conference call today, Thursday, March 18, at 5:00 PM ET. The conference call may be accessed by dialing 1-833-255-2833 (domestic) or 1-412-902-6728 (international) or via live webcast at https://services.choruscall.com/links/vive210318.html. Participants may also pre-register for the conference call at https://dpregister.com/sreg/10152326/e2989167c4.

A recording of the webcast will be posted on the Company's investor relations website following the call at ir.viveve.com and available online for 90 days.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates Cryogen-cooled Monopolar Radiofrequency technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the United States, the Viveve® System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries.

Viveve continues to advance its clinical development program in SUI. Recently reported FDA approved changes to the U.S. pivotal PURSUIT trial protocol are intended to strengthen the overall study and its potential to achieve its primary efficacy endpoint. Study changes including an increase in the trial's size and more strict patient selection criteria were a result of guidance from Viveve's Clinical Advisory Board upon review of positive results from the Company's SUI feasibility and preclinical studies. Viveve received FDA approval of its IDE application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT trial for improvement of SUI in women in July 2020 and FDA approval of its requested amendments to the IDE protocol as reported on December 10, 2020. Initiation of the trial was reported on January 21, 2021. If positive, results from the PURSUIT trial may support a new SUI indication in the U.S.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contacts:
Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

Media contact:
Bill Berry
Berry & Company Public Relations
(212) 253-8881
bberry@berrypr.com

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$6,523	$13,308
Accounts receivable, net	770	1,573
Inventory	3,254	4,861
Prepaid expenses and other current assets	2,296	2,447
Total current assets	12,843	22,189
Property and equipment, net	2,759	3,046
Investment in limited liability company	833	1,216
Other assets	195	526
Total assets	$16,630	$26,977
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$881	$1,608
Accrued liabilities	2,416	4,698
Note payable, current portion	918	-
Total current liabilities	4,215	6,306
Note payable, noncurrent portion	4,943	3,983
Other noncurrent liabilities	498	167
Total liabilities	9,656	10,456
Stockholders’ equity:
Capital stock and additional paid-in capital	226,800	214,432
Accumulated deficit	(219,826)	(197,911)
Total stockholders’ equity	6,974	16,521
Total liabilities and stockholders’ equity	$16,630	$26,977

Note: All share and per share data has been adjusted to reflect the 1-for-10 reverse stock split which became effective after market close on December 1, 2020.

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended
	December 31,
	2020	2019

Revenue	$5,479	$6,567
Cost of revenue	5,183	5,551
Gross profit	296	1,016

Operating expenses:
Research and development	5,125	8,590
Selling, general and administrative	13,666	22,363
Restructuring costs	-	742
Total operating expenses	18,791	31,695
Loss from operations	(18,495)	(30,679)
Loss on debt restructuring	-	(6,705)
Modification of Series A and B warrants	(1,838)	-
Interest expense, net	(910)	(4,354)
Other expense, net	(289)	(161)
Net loss from consolidated companies	(21,532)	(41,899)
Loss from minority interest in limited liability company	(383)	(627)
Comprehensive and net loss	(21,915)	(42,526)
Series B convertible preferred stock dividends	(4,149)	(380)
Net loss attributable to common stockholders	$(26,064)	$(42,906)

Net loss per share of common stock:
Basic and diluted	$(16.56)	$(343.84)

Weighted average shares used in computing net loss per common share:
Basic and diluted	1,573,528	124,784

Note: All share and per share data has been adjusted to reflect the 1-for-10 reverse stock split which became effective after market close on December 1, 2020.